EXHIBIT 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
D.B.S Satellite Services (1998) Ltd :

We consent to the incorporation by reference in the registration statement (File No. 333-150173) on Form S-8 of B Communications Ltd. of our report dated March 7, 2011, with respect to the accompanying statements of financial position of DBS Satellite Services (1998) Ltd, as of December 31, 2010 and 2009, and the related income statements, the statements of comprehensive income, the statements of changes in equity and the statements of cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of B Communications Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel aviv, Israel
June 29, 2011